Exhibit 10.47
IDM PHARMA, INC.
2008 RETENTION COMPENSATION PLAN
This 2008 Retention Compensation Plan (the “Plan”) is established by IDM Pharma, Inc., a Delaware corporation (the “Company”), effective as of December 20, 2007 as to non-executive employees and as of January 10, 2008 as to executive officers (the “Effective Date”).
1. Purpose of the Plan. The Company considers it essential to the operation of the Company that certain of its employees be encouraged to remain employed by the Company while the Company attempts to effect a sale of the Company or substantially all of its assets. The Plan is meant to supplement and work in conjunction with (and, except as provided herein, not to replace) the Company’s other incentive programs, such as its option plans, severance arrangements and other benefits plans, in order to achieve the foregoing purposes.
2. Definitions.
     (a) “Base Salary” shall mean the Participant’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the Participant’s Qualifying Termination date. For any Participants that are regular part-time employees, “Base Salary” shall mean the pro-rata equivalent of the Participant’s base pay which reflects the part-time status of the Participant.
     (b) “Board” shall mean the Board of Directors of the Company or a committee or management designee thereof.
     (c) “Cause” shall mean, with respect to a particular Participant, the occurrence of any of the following: (i) such Participant’s conviction of any felony or any crime involving fraud or dishonesty that has had or could reasonably be expected to have a material adverse effect on the business of the Company; (ii) such Participant’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company or any employee or agent of any of them that has had or could reasonably be expected to have a material adverse effect on the business of the Company; (iii) such Participant’s breach of any term of any contract between such Participant and the Company that has had or could reasonably be expected to have a material adverse effect on the business of the Company; or (iv) such Participant’s violation of one or more Company policies that has had or could reasonably be expected to have a material adverse effect on the business of the Company. Notwithstanding the foregoing, such Participant’s death or disability shall not constitute Cause. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.
     (d) “Change of Control” shall mean the first occurrence of any of the following (during the term of the Plan):
          (i) a merger or consolidation of the Company after which the Company’s stockholders immediately prior to the merger or consolidation do not have beneficial ownership of at least 50% of the outstanding voting securities of the new or continuing entity or its parent entity;

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          (ii) a transaction to which the Company is a party and in which a majority of the outstanding shares of the Company’s capital stock are sold, exchanged or otherwise disposed of, after which the Company’s stockholders immediately prior to such transaction do not have beneficial ownership of at least 50% of the outstanding voting securities of the Company or of the entity for which shares of the Company’s capital stock were exchanged; or
          (iii) a transaction or series of related transactions in which the Company sells, licenses or otherwise transfers for value all or substantially all of its assets, in order to effect a sale of the Company’s business as a going concern, to a single purchaser or group of associated purchasers.
     The term Change of Control shall not include any transaction effected exclusively for the purpose of changing the domicile of the Company.
     (e) “Participation Agreement” shall mean the written instrument setting forth the Participant’s potential Plan Benefits and other terms of participation in the Plan.
     (f) “Participant” shall mean an individual identified in Exhibit A hereto.
     (g) “Plan Benefits” mean the applicable potential Plan benefits described in Section 3 below and set forth on the Participant’s Participation Agreement.
     (h) “Qualifying Termination” shall mean termination of a Participant’s employment prior to the applicable Trigger Date (as defined below) either (i) by the Company involuntarily without Cause; or (ii) by the Company or its successor in connection with a Change of Control of the Company involuntarily without Cause; or (iii) due to the Company’s cessation of business operations.
     (i) “Retention Bonus” with respect to a Participant shall mean the Retention Bonus amount, if any, specified in the Participant’s Participation Agreement.
     (j) “Restricted Stock Unit Award” with respect to a Participant shall mean the Deferred Issuance Restricted Stock Bonus Award granted to such Participant on December 20, 2007 or January 10, 2008 under the Company’s 2000 Stock Plan for the number of shares of the Company’s common stock specified in the Participant’s Participation Agreement.
     (k) “Severance Bonus” with respect to a Participant shall mean the amount of Base Salary that the Participant would have earned if the Participant had continued to be employed by the Company from the date of the Participant’s Qualifying Termination through the Participant’s Trigger Date.
     (l) “Transaction Bonus” with respect to a Participant shall mean the Transaction Bonus amount, if any, specified in the Participant’s Participation Agreement.
     (m) “Trigger Date” shall mean either June 30, 2008 or August 31, 2008, as specified in the Participant’s applicable Participation Agreement.

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3. Operation of the Plan. The Plan will operate through establishment of a potential Severance Bonus and the grant of a Restricted Stock Unit Award for each Participant, and the establishment of either a Retention Bonus or a Transaction Bonus for each Participant, which will be determined by the Board in its sole discretion after consulting with the management of the Company and set forth on the Participant’s applicable Participation Agreement (collectively, the “Plan Benefits”). As reflected on the Participation Agreements, Participants will be eligible to receive as part of their Plan Benefits either a potential Retention Bonus or a Transaction Bonus, but not both. The Board in its sole discretion will designate the Participants and determine each Participant’s potential Plan Benefits. Once determined, a Participant’s potential Plan Benefits may be increased, subject to the terms and conditions of the Participation Agreement and the Plan, by the Board by notification in writing to the Participant and acceptance by the Participant of any conditions established for the increase.
4. Eligibility to Participate. An individual shall be eligible to participate in the Plan if he or she is designated as a Participant in the Plan by the Board, provided he or she accepts such designation and agrees that participation is subject to such terms as determined by the Company at the time of designation and set forth in the Participation Agreement.
5. Eligibility for Payment of Plan Benefits. Unless otherwise provided in the Participation Agreement, payment of Plan Benefits shall be made subject to satisfaction of the following conditions:
     (a) Severance Bonus Payments. Any Participant who has a Qualifying Termination prior to his or her applicable Trigger Date shall be entitled to payment of a Severance Bonus in a single lump sum within 20 days following the effective date of the Release required by Section 5(e) below.
     (b) Retention Bonus Payments. Any Participant who is eligible to receive a Retention Bonus shall, on the date that is 20 days after the Trigger Date, be entitled to payment of 100% of the Retention Bonus provided that such Participant is an employee of the Company on the Trigger Date. Additionally, if a Participant who is eligible to receive a Retention Bonus has a Qualifying Termination prior to his or her applicable Trigger Date, the Participant shall receive payment of 100% of the Retention Bonus in a single lump sum within 20 days following the effective date of the Release required by Section 5(e) below.
     (c) Transaction Bonus Payments. Any Participant who is eligible to receive a Transaction Bonus shall, on the date that is 20 days after a Change of Control that occurs on or prior to December 31, 2008, be entitled to payment of 100% of the Transaction Bonus provided that such Participant is an employee of the Company on the effective date of the Change of Control. Additionally, if a Participant who is eligible to receive a Transaction Bonus has a Qualifying Termination prior to the effective date of the Change of Control, the Participant shall receive payment of 100% of the Transaction Bonus in a single lump sum within 20 days following the effective date of the Release required by Section 5(e) below.
     (d) Restricted Stock Unit Award. The shares subject to the Restricted Stock Unit Award shall vest on the date indicated on the Participant’s Participation Agreement and as provided in the grant notice for the Participant’s Restricted Stock Unit Award, subject to

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Participant’s continued service with the Company through such applicable vesting date (the “Vesting Date”). Additionally, if there is a Qualifying Termination of the Participant prior to the Vesting Date, the shares subject to the Restricted Stock Unit Award shall fully vest on the effective date of the Release required by Section 5(e) below. Vesting of the shares shall also fully accelerate in the event of a Change of Control that occurs prior to the Vesting Date, subject to the Participant’s continued service with the Company through the date immediately prior to the effective date of the Change of Control. Any vested shares subject to the Restricted Stock Unit Award will be issued to the Participant as provided in the grant notice for the Participant’s Restricted Stock Unit Award.
     (e) Effective Release Requirement. Payment of any Plan Benefits triggered by a Qualifying Termination of the Participant’s employment are conditioned upon the Participant’s delivery of a release and waiver in the form attached as Exhibit B hereto or such other form as may be required by the Company (the “Release”), and permitting the Release to become fully effective in accordance with its terms; provided further that as a condition to receiving such Plan benefits, the Participant must deliver the executed Release to the Company within the time period set forth therein, but in no event later than 45 days following the date of the Qualifying Termination. Failure to timely satisfy the foregoing effective Release delivery requirement will result in a Participant’s forfeiture of the right to receive Plan benefits in connection with a Qualifying Termination.
     (f) Section 409A Compliance. Payment of Plan Benefits are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and thereby exempt from application of Section 409A of the Internal Revenue Code.
6. Unsecured Benefits. The Participant’s sole right to Plan benefits including the Severance Bonus, Retention Bonus, Transaction Bonus and the shares subject to the Restricted Stock Unit Award shall be as a general unsecured creditor of the Company and any acquiring or surviving company.
7. Parachute Payments. Anything in the Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Participant. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event

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that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards unless such Participant elects in writing a different order for cancellation. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within 15 calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to such Participant that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons. Any reduction of a Participant’s Plan Benefits shall not increase the Plan Benefits of any other Participant.
8. Right To Interpret, Amend Plan; Other Arrangements.
     (a) Exclusive Discretion. The Board will have the exclusive discretion and authority (i) to establish rules, forms and procedures for the administration of the Plan, (ii) to construe and interpret the Plan and (iii) to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan including, but not limited to, the eligibility to participate in the Plan and the amount of benefits paid under the Plan. Such rules, interpretations, computations and other actions of the Board will be final and binding on all persons.
     (b) Term Of Plan; Amendment; Binding Nature Of Plan.
          (i) Notwithstanding anything to the contrary in this Section 8, the Plan shall terminate immediately prior to January 1, 2009 unless the Board approves an extension of the Plan.
          (ii) Subject to the other provisions of this Section 8, the Company’s obligations to provide benefits hereunder to which Participants have accrued rights to benefits on or prior to December 31, 2008 shall survive until all such benefits have been paid.
          (iii) The Board, in its sole discretion, may amend the Plan or the benefits provided hereunder at any time on or prior to December 31, 2008; provided, however, that no such amendment or termination shall adversely affect the right to any unpaid benefit of any Participant whose Qualifying Termination or Trigger Date has occurred prior to amendment or termination of the Plan. In addition, following a Change of Control, no such amendment or termination may adversely affect the benefits to which Participant would become entitled under the Plan upon a Qualifying Termination if the Plan had not been so amended or terminated, without the consent of the affected Participant.
          (iv) Any action amending the Plan shall be in writing and executed by an officer of the Company duly authorized by the Board and by any Participant whose consent is required pursuant to Section 8(b)(iii).

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9. No Guarantee of Employment. The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants, whose employment shall remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.
10. No Assignment or Transfer by Participant. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any Participant except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant shall be void.
11. Governing Law. The rights and obligations of a Participant under the Plan shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.
12. Withholding of Compensation. The Company shall deduct and withhold from the Plan Benefits payable to Participants hereunder, or compensation or other amounts otherwise payable in connection with such Participants’ employment, any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state and local statute, law, regulation, ordinance or order. Unless the Company’s withholding obligations are satisfied the Company shall have no obligation to pay Plan Benefits.
13. Assumption by Acquirer. The Company’s obligations to pay Plan benefits to Participants hereunder shall be deemed to have been appropriately satisfied if the acquiring or surviving person or entity in a Change of Control assumes such obligations and pays such Plan Benefits as provided hereunder.

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